RESIGNATION AGREEMENT

     THIS RESIGNATION AGREEMENT (this "Agreement"), is entered into as of July 14, 2000 by and among Hudson United Bancorp ("HUB"), and Betsy Z. Cohen (hereinafter referred to as "Cohen").

                                   BACKGROUND

     WHEREAS, Cohen is currently a member of the Board of Directors of HUB; and

     WHEREAS, Cohen is resigning, effective today, as a Director of HUB and will not be a nominee for election as a Director of HUB at the 2000 Annual Meeting of HUB; and

     WHEREAS, Cohen desires to sell, and desires to have certain persons and entities affiliated with her and listed on Exhibit A hereto (the "Cohen Affiliates") sell, an aggregate of 908,612.348 shares of HUB common stock, which shares are listed on Exhibit A hereto (the "Shares") to HUB at a price which is a premium above the current market price of HUB common stock and desires to receive certain other benefits relating to her Supplemental Employee Retirement Plan ("SERP"); and

     WHEREAS, in consideration of HUB's agreement to purchase the Shares and the additional benefits being given to Cohen with respect to the SERP, Cohen has agreed to be subject to the terms and conditions of this Agreement and, on or before the Closing referred to herein at which their Shares are purchased, the Cohen Affiliates will execute and deliver to HUB a copy of this Agreement agreeing to be bound by the provisions of Article III hereof. (For those Cohen Affiliates which are trusts, the individuals for whose benefit the trusts are formed will execute and deliver to HUB a copy of this Agreement agreeing to be bound by the provisions of Article III hereof, and all references in this Agreement to "Cohen Affiliates" shall be deemed to be references to such individuals for such purposes.)

     NOW, THEREFORE, for good and valuable consideration, HUB and Cohen (and with respect to Article III the Cohen Affiliates who execute and deliver to HUB a copy of this Agreement), each intending to be legally bound hereby, agree as follows:

                                    ARTICLE I

                                TERM OF AGREEMENT

     The term of the covenants under this Agreement shall commence on the date hereof, and shall continue in effect for a period of five (5) years (hereinafter the "Term").

                                   ARTICLE II

                                 STOCK PURCHASE

     2.1 PURCHASE AND SALE OF SHARES. Subject to the terms and conditions of this Agreement, HUB agrees to purchase and acquire from Cohen and the Cohen Affiliates, and Cohen agrees to sell, assign, transfer and deliver to HUB (or cause the Cohen Affiliates to sell, assign, transfer and deliver to HUB, as the case may be) the Shares, free and clear of all liens and encumbrances. Cohen represents and warrants that all the Shares were beneficially owed by her or her immediate family for a period of more than six (6) months (or the Shares and the options pursuant to which the Shares were acquired were beneficially owned for an aggregate of more than six (6) months) and that the Shares listed on Exhibit A hereto represent all of the Shares beneficially owed by her and all of the Shares beneficially owned by her family. The purchase and sale of the Shares shall occur on a date mutually agreed by HUB and Cohen, but not later than July 17, 2000 (the "Closing Date"); provided that if, on the Closing Date, Cohen has not collected the signatures


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


of all Affiliates on copies of this Agreement for delivery to HUB and/or all Affiliates are not prepared to close (in person or through powers of attorney in form reasonably satisfactory to HUB), then the closing of the purchase and sale of the Shares shall occur only as to those shares as to which such conditions are met and a subsequent closing shall occur as to the remaining shares (without any interest or other increase in the purchase price arising from the delay) on a date mutually agreed by HUB and Cohen (also a "Closing Date"), but in no event more than five business days following written notice from Cohen to HUB that she has collected the signatures of all Affiliates on copies of this Agreement for delivery to HUB and that she and the Affiliates are prepared to close (in person or through powers of attorney in form reasonably satisfactory to HUB) on all remaining shares.

     2.2 PURCHASE PRICE FOR SHARES. As consideration for the Shares, HUB shall pay to Cohen (or to Cohen and one or more of the Cohen Affiliates if so directed by Cohen in writing), on the Closing Date, against delivery of the Shares, $25.625 per Share. Based on all 908,612.348 Shares being purchased and sold, the total consideration for the Shares would be $23,283,191.42. Payment shall be made by wire transfer in immediately available funds to an account specified by Cohen in writing (or divided among multiple accounts as may be specified by Cohen in writing). Purchase and sale of the Shares on the Closing Date is referred to herein as the "Closing".

     2.3 POST-CLOSING PURCHASE PRICE ADJUSTMENT. The parties shall consult the Wall Street Journal to determine the closing price of HUB common stock on each trading day during the period (the "Measurement Period") beginning on July 14, 2000 and ending on (and including) September 8, 2000. At the conclusion of the Measurement Period, the parties shall determine the average of the five highest closing prices during the Measurement Period (the "Five High Day Average"). If the Five High Day Average exceeds $25.625, then on September 11, 2000, HUB shall pay to Cohen (or to Cohen and one or more of the Cohen Affiliates if so directed by Cohen in writing) as additional consideration for the Shares (by wire transfer in immediately available funds to the account or accounts previously specified by Cohen in writing) an amount equal to such excess multiplied by the number of Shares which HUB had purchased at the Closing.

                                   ARTICLE III

                                   STANDSTILL

     Cohen agrees that she will not, will cause her spouse not to, and will urge the rest of her immediate family not to, alone or in concert with others, directly or indirectly, during the Term, do any of the things listed in clauses
(i) through (vii) below. Each Cohen Affiliate who has executed and delivered to HUB a copy of this Agreement agrees that he, she or it will not, will cause his or her spouse (if any) not to, and will urge the rest of his or her immediate family (if any) not to, alone or in concert with others, directly or indirectly, during the Term, do any of the things listed in clauses (i) through (vii) below:

          (i) beneficially own any voting securities of HUB,

          (ii) propose to HUB or any other person any transaction between any person or entity with whom Cohen is affiliated, whether directly or indirectly, as shareholder, employee, director, officer, principal or agent, or in any other capacity, and HUB and/or its security holders or involving any of its securities or security holders.

          (iii) assist, advise or encourage any other persons in acquiring, directly or indirectly, control of HUB or any of HUB's securities, businesses or assets,

          (iv) solicit proxies or initiate, propose or become a "participant" in a "solicitation" (as such terms are defined in Regulation 14A under the Exchange Act) in opposition to any matter which has been recommended by the majority of members of the Board of Directors of HUB or in favor of any matter which has not been approved by a majority of the Directors of HUB,

          (v) act to seek to affect or influence the control of the management or Board of Directors of HUB or its business operations or affairs, or make any public statements with respect thereto,

          (vi) act for the purpose of acquiring, holding, voting or disposing of voting securities of the Company, or otherwise become a "person" or a member of a "group" within the meaning of Section 13(d) of the Securities Exchange Act of 1934, or

          (vii) aid or abet or otherwise induce any person to take any of the actions enumerated in (i) through (vi) of this Article III.

     If a publicly held company with which Cohen is affiliated as a director but which she does not control takes any action set forth above, such action shall not be deemed a breach of this Article III if Cohen has neither suggested, initiated nor encouraged such action, nor participated in the company's consideration of such action.

     Cohen agrees that she will, will cause her spouse to, and will urge the rest of her immediate family to, vote all shares held of record as of the record date for HUB's 2000 Annual Meeting in accordance with the recommendations of HUB management. Each Cohen Affiliate who has executed and delivered to HUB a copy of this Agreement agrees that he, she or it will, will cause his or her spouse (if any) to, and will urge the rest of his or her immediate family (if any) to, vote all shares held of record as of the record date for HUB's 2000 Annual Meeting in accordance with the recommendations of HUB management.


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


                                   ARTICLE IV

                                NON-DISPARAGEMENT

     During the Term, Cohen shall not directly or indirectly herself or through her immediate family make or cause to be made any written or oral statement disseminated outside of her immediate family which does, is intended to, or which a reasonable person hearing or reading the statement would assume is intended to, disparage HUB or a subsidiary of HUB, or any director, officer or employee of HUB or of any of its subsidiaries with respect to any matter relating to or reflecting on their business or the conduct of their business.

     During the Term, HUB shall, and shall cause its subsidiaries or other entities over which it exercises control not to, not directly or indirectly itself or through its directors or officers make or cause to be made any written or oral statement disseminated outside of HUB or such subsidiaries or other entities which does, is intended to, or which a reasonable person hearing or reading the statement would assume is intended to, disparage Cohen with respect to any matter relating to or reflecting on Cohen's service as an officer or director of HUB or its predecessors or affiliates, or on the businesses conducted by her or her conduct with respect to those businesses.

                                    ARTICLE V

                              ACCELERATION OF SERP

     Pursuant to Section 5.b of the Employment Agreement dated as of March 19, 1997 but effective as of January 1, 1997, as between JeffBanks, Inc. ("JeffBanks") and Cohen (the "Employment Agreement"), a "SERP" was established for the benefit of Cohen (the "SERP"). In the Termination of Employment Agreement dated as of March 31, 2000, between Cohen and HUB, for itself and as successor by merger to JeffBanks (the "Termination Agreement"), the Employment Agreement was terminated. However, Section 3 of the Termination Agreement provided, among other things, that the termination of the Employment Agreement was not to affect Cohen's rights under the SERP. In consideration of the mutual promises provided hereunder, HUB hereby agrees to accelerate the date as of which the SERP benefits will commence to Cohen to the first day of the calendar month following the month in which she attains age sixty (60). At that time, she will begin to receive $ 28,437.50 per month for her life until the month of her death, except that in the event that her death occurs prior to her receipt of at least one hundred twenty (120) months of retirement benefits under the SERP, then such retirement benefits shall continue to be paid to Cohen's estate (or designated beneficiary, as applicable) until a total of one hundred twenty (120) months of such benefits shall have been paid. Notwithstanding the last clause of the preceding sentence, any payments due to Cohen's estate (or designated beneficiary, as applicable) following her death under the SERP shall be paid to the estate (or designated beneficiary, as applicable) in a lump sum within six
(6) months after her death, calculated as the present value of the remaining payments due, discounted using the then current Federal Reserve Bank Discount Rate, plus one percent (1%). In addition, HUB agrees to establish a grantor trust (the "Rabbi Trust") with a trustee to be mutually agreed upon by HUB and Cohen. Within thirty (30) days of the date hereof, HUB will contribute such assets to the Rabbi Trust as are mutually agreed by HUB and Cohen to be reasonably necessary to fund the SERP benefits, described herein, using a 7.5% discount rate. HUB and Cohen shall mutually agree on the types of investments which are to be made by the Rabbi Trust, and the agreement governing the Rabbi Trust shall provide that, upon a change in control of HUB, additional assets shall be contributed to the trust, if and to the extent necessary so that the trust has a level of assets at the time of the change in control at least as high as it would have had if the investments made by the trust between the date of its creation and the date of the change in control had earned a 7.5% rate of return.

                                   ARTICLE VI

                           AGREEMENTS REGARDING OFFICE

     On or before July 15, 2000, Cohen shall terminate her use of the office space currently occupied by her at 1845 Walnut Street, Philadelphia, Pennsylvania. Cohen shall be entitled to retain, without additional payment to HUB, the office furniture and furnishings currently located at the office space currently occupied by her at 1845 Walnut Street which are described on Exhibit B hereto.

                                   ARTICLE VII

                                  MISCELLANEOUS

     7.1 SPECIFIC PERFORMANCE. In the event of an actual or threatened breach by Cohen of any of the covenants contained in this Agreement, it is agreed that HUB and its respective successors shall be entitled, in addition to any other remedies at law, to injunctive relief restraining Cohen from committing or attempting such breach.

     7.2 CHANGES. This Agreement may not be modified, changed, amended, or altered except in a writing signed by Cohen and HUB.

     7.3 NOTICES. All notices given or required to be given herein shall be in writing and be hand-delivered or sent by United States first-class certified or registered mail, return receipt requested, postage prepaid, to Cohen at the last-known residence or business address for Cohen, and to HUB at the principal executive office for HUB (or any successor thereto), to the attention of the Chief Executive Officer. All such notices shall be effective when received or open refusal of the addressee to accept delivery. Either party by a notice in writing to the other party may change or designate the place for receipt of such notices.


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


     7.4 NON-ASSIGNABILITY. This Agreement is personal to each of the parties and none of the parties may assign or delegate any of its rights or obligations under this Agreement without the prior written consent of the other party.

     7.5 ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties hereto with respect to the matters contemplated hereby, and supersedes all prior negotiations, arrangements or understandings, written or oral, with respect thereto. Except as specifically contemplated hereby, this Agreement does not affect any existing agreement between the parties hereto, or between either party hereto (or an affiliate of that party) and an affiliate of the other party.

     7.6 GOVERNING LAW. This Agreement shall be governed in all respects and be interpreted by and under the laws of the State of New Jersey.

     7.7 JURISDICTION; SERVICE. The federal and state courts located within the State of New Jersey shall have exclusive jurisdiction with respect to any legal proceeding brought to enforce any aspect of this Agreement. Service of process may be effected by regular mail to the corporate headquarters of HUB and to the last known residence or business address of Cohen.

     7.8 LEGAL FEES. HUB shall reimburse Cohen for the reasonable legal fees and expenses incurred by Cohen in connection with the negotiation of this Agreement not to exceed $5,000 ($10,000 when combined with fees and expenses for William
Lamb).

            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date and year first written above.

                                                 HUDSON UNITED BANCORP

                                                 By: ___________________________
                                                        Kenneth T. Neilson
                                                        Chairman, President and
                                                        Chief Executive Officer



                                                 -------------------------------
                                                 BETSY Z. COHEN


The undersigned "Cohen Affiliates" have executed and delivered to HUB a copy of this Agreement, thereby evidencing our intent to be bound by Article III hereof:




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







                                    EXHIBIT A
                                       TO
                           COHEN RESIGNATION AGREEMENT



SHAREHOLDER/AFFILIATE                                         NUMBER OF SHARES
---------------------                                         ----------------

Betsy Z. Cohen
Donald, Lufkin & Jenrette
Account #213-340961                                              91,194.000

Betsy Z. Cohen Rollover IRA
Mellon Bank @ 5/31/00
Account #108493A8100                                                423.000
Per BZC wired into acct.                                         13,149.000

Edward E. Cohen
401(k) 12/31/99                                                   5,301.285
ESOP @ 12/31/99                                                   2,164.599

Edward E. Cohen Rollover IRA
Mellon Bank @ 5/31/00
Account #108493A8001                                             27,971.000

Arete Foundation
Keefe, Bruyette & Woods
Account #4Dy-340548                                              45,210.000

Solomon Investment Partnership
HUB 8753                                                        517,766.000
HUB 8751                                                         62,930.000

Beverly R. Budin Cust Abigail
Cohen Under the PA UNIF
Transfers to Minors Act
HUB 8833                                                          3,903.000

Betsy Z. Cohen Cust Abigail
Cohen Under the PA UNIF
Transfers to Minors Act
HUB 8831                                                          2,408.000
HUB 8849                                                          2,527.000

Abigail Cohen Mellon Bank NA
Custodian for George W. Connell
TTEE under deed of Edward E. Cohen
Mellon Bank acct. #108430MW007                                    8,121.000

Trust Under Indenture of EEC
dtd. 8/11/83 for ARC cust BSA&I
Llp-Harmon S. Spolan TTEE
Mellon Bank acct. #108442J9148                                    7,674.488

Trust Under Deed of BZC
dtd. 12/29/79 for ARC-cust BSA&I
Llp-Harmon S. Spolan TTEE
Mellon Bank acct. #108442J9114                                   12,894.000

Beverly R. Budin Cust Jonathan
Cohen Under the PA UNIF
Transfers to Minors Act
HUB 9312                                                          3,863.000

Betsy Z. Cohen Cust Jonathan
Cohen Under the PA UNIF
Transfers to Minors Act
HUB 9354                                                          4,935.000

Jonathan Cohen Mellon Bank NA
Custodian for George W. Connell
TTEE under deed of Edward E. Cohen
Mellon Bank acct #108430MW023                                     8,121.000

Trust Under indenture of EEC
dtd. 8/11/83 for JZC-cust BSA&I
Llp-Harmon S. Spolan TTEE
Mellon Bank acct. #108442J9163                                   17,674.488

Trust Under Deed of BZC
dtd. 12/29/79 for JZC-cust BSA&I
Llp-Harmon P. Spolan TTEE
Mellon Bank acct. #108442J9114                                   12,894.000

Daniel Cohen Mellon Bank NA
Custodian for George W. Connell
TTEE under deed of Edward E. Cohen
Mellon Bank acct. #108430MW015                                    8,121.000

Trust Under indenture of EEC
dtd. 8/11/83 for DQC-cust BSA&I
Llp-Harmon S. Spolan TTEE
Mellon Bank acct. #108442J9155                                   17,674.488

Trust Under Deed of BZC
dtd. 12/29/79 for DGC-cust BSA&I
Llp-Harmon S. Spolan TTEE
Mellon Bank acct. #108442J9122                                   12,894.000

Daniel G. Cohen                                                   8,799.000
                                                                -----------
Total                                                           908,612.348
                                                                ===========

                                    EXHIBIT B
                                       TO
                           COHEN RESIGNATION AGREEMENT


         Desk
         Desk Chair
         Sofa
         3 Floor Lamps
         2 Table Lamps
         2 Rose pictures
         4 chairs
         1 green painting
         round table
         candy dish
         small square table BZ
         various awards and knick knacks
         toys